Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January, 1, 2012 (the “Effective Date”), by and between Nevada Property 1 LLC (“Employer”) and Lisa Marchese (“Executive”). Employer and Executive are jointly referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer is the owner and operator of that certain integrated resort and casino project known as The Cosmopolitan of Las Vegas, located at 3708 Las Vegas Blvd. South in Las Vegas, Nevada (the “Project”);

WHEREAS, Employer’s predecessor-in-interest, Nevada Employer LLC, and Executive, are parties to that certain Employment Agreement, dated as of March 31, 2010 (the “Prior Agreement”);

WHEREAS, Employer desired to replace the Prior Agreement in its entirety, and offer continued employment to Executive pursuant to a new employment agreement, as provided for in this Agreement, and Executive wishes to accept such employment upon such terms and conditions as are set forth herein;

Now, therefore, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and are incorporated herein as if fully set forth and further agree as follows:

AGREEMENT

1.	Employment. During the Specified Term (defined in Section 2 below), Employer shall employ Executive as Chief Marketing Officer. Executive may have such duties, authorities, and responsibilities as may customarily be exercised by individuals serving as Chief Marketing Officer of similarly situated employers, or in a substantially similar capacity. Executive shall report to Employer’s Chief Executive Officer (the “CEO”).

2.	Commencement Date; Specified Term. Subject to earlier termination as provided for herein, the term of Executive’s employment hereunder shall commence on January 1, 2012 (the “Commencement Date”) and terminate on January 2, 2015 (the “Specified Term”). If Executive remains employed by Employer after the conclusion of the Specified Term, any such employment shall be expressly at-will, unless the Parties agree otherwise in writing, and the provisions of Sections 13 through 18 shall no longer have any force or effect.

3.	Base Salary. Retroactive to January 1, 2012, and during the Specified Term, in consideration of the performance by Executive of all of Executive’s obligations hereunder, Employer shall pay Executive an annual base salary of $400,000.00 (the “Base Salary”). The Base Salary shall be payable in accordance with the payroll practices of Employer in effect from time to time for Employer’s other similarly situated executives.

4.	2011 Discretionary Bonus; Bonus Compensation. Subject to the terms and conditions set forth below, Executive shall receive a one-time, discretionary bonus of $200,000.00, less applicable taxes and withholdings (the “2011 Bonus”). The 2011 Bonus will be paid as follows: (i) $100,000.00 shall be paid to Executive within thirty (30) days of the Effective Date, and (ii) $100,000.00 shall be paid to Executive on December 31, 2012; provided, however, that Executive shall only be entitled to the amount in subsection (ii) above, and such amount shall be due and payable, if and only Executive remains employed in good standing with Employer and has not otherwise resigned or provided notice of her resignation, through December 31, 2012. In the event Executive is terminated without “Cause” (as hereinafter defined) or should Executive terminate her employment for “Good Reason” (as hereinafter defined) then the amount set forth in subsection (ii) above shall be immediately due and payable. Executive shall be eligible to participate in the discretionary executive bonus and long term incentive program offered by Employer, if any, in the same manner as other similarly situated executives, and in accordance with the terms of such bonus and incentive program, with a target bonus for Executive’s position of fifty percent (50%) of Base Salary then in effect. Except as otherwise expressly provided for herein, Executive shall only be entitled to receive a bonus if Executive remains continuously employed, and has not given notice of Executive’s intent to resign, through the date upon which any bonus is to be paid. If this Section 4 conflicts with the provision of any other agreement or plan of any kind pertaining to the earning or payment of bonus or incentive compensation, the terms of this Agreement shall control.

5.	Benefit Programs. During the Specified Term, Executive shall be entitled to participate in Employer’s benefit plans as are generally made available from time to time to Employer’s similarly situated executives, subject to the terms and conditions of such plans, and subject to Employer’s right to amend, terminate or take other similar actions with respect to such plans.

6.	Expense Payments and Reimbursements. To the extent Executive incurs necessary and reasonable travel or other business expenses in the course of Executive’s employment, Executive shall be reimbursed for such expenses, upon presentation of written documentation in accordance with Employer’s policies in effect from time to time. Additionally, Executive shall be entitled to and reimbursed by Employer for the cost of round trip business class airfare to New York City once per month during the Specified Term.

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7.	Extent of Services. Executive agrees that the duties and services to be performed by Executive shall be performed exclusively for Employer on a full time basis. Executive further agrees to perform such duties in an efficient, trustworthy and businesslike manner. Executive agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that, in each case, is similar to or conflicts with the performance of Executive’s duties under this Agreement, without the written approval of the Project’s Compliance Officer or such other person as may be designated by Employer from time to time. Notwithstanding the foregoing, Executive shall be entitled to conduct her own personal affairs, including directing and managing the investment of the assets of Executive’s and/or Executive’s immediate family, so long as such activities do not interfere with Executive’s duties and services hereunder.

8.	Licensing Requirements. Executive acknowledges that Employer is engaged in a business that is subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Employer is engaged or during Executive’s employment may apply to engage in Employer’s business. If requested to do so by Employer, Executive shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Executive by any regulatory authority having jurisdiction over Employer.

9.	Failure to Satisfy Licensing Requirement. If Executive fails to satisfy any licensing requirement referred to in Section 8 above as it pertains to the Project, or if any governmental authority directs Employer to terminate any relationship it may have with Executive, or if Employer shall determine, in Employer’s sole and exclusive judgment, exercised in objective good faith and not for arbitrary or invidious reasons, that Executive was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties’ obligations and responsibilities shall be determined by the provisions of Section 14.

10.	Policies and Procedures. In addition to the terms herein, Executive agrees to be bound by Employer’s policies and procedures, as they may be amended by Employer from time to time, appearing in an Employer handbook, business practices manual, ethics manual, or other similar document. In the event the terms in this Agreement conflict with any of Employer’s policies and procedures, the terms of this Agreement shall control.

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11.	Restrictive Covenants.

a.	Non-Competition. Executive acknowledges that by virtue of Executive’s position with Employer and in the course of Executive performing Executive’s duties and responsibilities hereunder, Executive will form relationships and become specifically and generally acquainted with Employer’s, Project’s, and Owner’s (collectively the “Employer’s Group”) confidential and proprietary information as further described in Section 11(b) below. Executive further acknowledges that such relationships and information are and will remain highly valuable to Employer’s Group and that the restrictions on future employment, if any, are reasonably necessary in order for Employer’s Group to remain competitive in the highly competitive resort-gaming industry. In recognition of Employer Group’s heightened need for protection from abuse of relationships formed or information garnered before and during Executive’s employment hereunder, Executive covenants and agrees that:

(i)	If (A) Employer terminates Executive’s employment during the Specified Term without “Cause” (defined below) or (B) Executive terminates her employment during the Specified Term for “Good Reason” (defined below), Executive shall be entitled to receive those amounts enumerated in Section 15 below and Executive acknowledges, covenants, and agrees that for a period of twelve (12) months immediately following the termination, Executive shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a “Competitor” (defined below) anywhere within a 100 mile radius of the Project.

(ii)	If Executive remains employed by Employer after the expiration of the Specified Term and, as such, is employed by Employer at-will in accordance with Section 2 above, Executive shall be entitled to receive those amounts, if any, enumerated in Section 19 below, and Executive acknowledges, covenants, and agrees that, for a period of twelve (12) months immediately following the termination, Executive shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a Competitor anywhere within a 100 mile radius of the Project.

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(iii)	If Employer terminates Executive’s employment for Cause, or Executive terminates her Employment before the end of the Specified Term other than for Good Reason, Executive acknowledges, covenants, and agrees that for a period of twelve (12) months immediately following the termination, Executive shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a Competitor anywhere within a 100 mile radius of the Project.

(iv)	Notwithstanding the obligations enumerated herein, it shall not be a violation of any obligation owed by Employee during the restrictive periods identified in Sections 11(a)(i), (ii) or (iii) for Executive (or anyone one acting on Executive’s behalf) to own up to five percent (5%) of a publically traded entity engaged in the hotel-resort or hotel-resort-gaming industry so long as such ownership does not result in Executive having any operational or management role of any kind in such industry.

(v)	The covenants under this Section 11(a) also includes, but are not limited to, Executive’s covenant not to, during the twelve (12) month restrictive period described above:

A.	Make known to any Competitor or officer, director, executive, employee or agent of a Competitor, the names, addresses, contact information or any other information pertaining to any advertisers, suppliers, vendors, independent contractors, brokers, partners, patrons, executives or customers (collectively the “Business Contacts”) of the Employer’s Group or prospective Business Contacts of the Employer’s Group on whom Executive called or with whom Executive did business or attempted to do business during her employment for Employer either for Executive’s own benefit or for any Competitor;

B.	Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of Business Contacts of the Employer’s Group or prospective Business Contacts of the Employer’s Group on whom Executive called or with whom Executive did business or attempted to do business during her employment for Employer either for Executive’s own benefit or for any Competitor;

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C.	Approach, solicit, contract with or hire any current advertiser, supplier, vendor, independent contractor, broker or employee of the Employer’s Group with a view towards enticing such person to cease his/her/its relationship with the Employer’s Group or end his/her employment with the Employer’s Group, without the prior written consent of Employer, such consent to be within Employer’s sole and absolute discretion.

For purposes of this Agreement, “Competitor” shall mean any hotel, resort, gaming, casino or combination hotel, resort, gaming or casino establishment located within a 100 mile radius of the Project. The restrictions identified in the above Paragraph 11(a) include restricting Executive from (i) working in Clark County, Nevada, and providing services for a Competitor and/or its parent, sister or affiliated companies or properties anywhere in the world, or (ii) working outside of Clark County, Nevada, and providing services for a Competitor and/or its parent, sister or affiliated companies or properties, except if Executive exclusively provides services solely for a property of Competitor or its parent, sister or affiliated companies not located within a 100 mile radius of the Project (and Executive provides no company-wide or corporate-wide services which would benefit a Competitor within said 100 mile radius). Thus, by way of example only, if Executive were to work exclusively for the Wynn Macau property, and was not working (based) in Clark County, Nevada, and directed none of her efforts towards the Wynn or Encore properties located in Las Vegas, or the Wynn organization more broadly, this restrictive covenant would not be violated.

b.

Confidentiality. Executive covenants and agrees that, other than in connection with the performance of duties hereunder, Executive shall not at any time during Executive’s employment by Employer or for a period of five years thereafter, without Employer’s prior written consent, such consent to be within Employer’s sole and absolute discretion, disclose or make known to any person or entity outside of Employer any proprietary or other confidential information concerning the Employer’s Group, including without limitation, Employer’s Group proprietary and confidential business practices, contractual relationships, marketing practices and procedures, management policies or any other information regarding the Employer’s Group’s operation whatsoever, which is not already and generally known to the public through no wrongful act of Executive or any other party. Executive covenants and agrees that Executive shall not at any time during the Specified Term, or for a period of five (5) years thereafter, without Employer’s prior written consent, utilize any such proprietary or confidential information in any way, including communications with or contact with any third party other than in connection with employment hereunder. In addition to the above, and not by way of limitation, Executive further covenants and agrees that Executive shall not at any time during Executive’s employment or at any time thereafter disclose, make known to any person or entity, or otherwise use for any purpose whatsoever any Trade Secret belonging to the

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Employer’s Group which is not already and generally known to the public through no wrongful act of Executive or any other party. For purposes of this Agreement, Trade Secrets are defined in a manner consistent with the broadest interpretation of Nevada law and shall include, but shall not be limited to formulas, patterns, compilations, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

c.	Exclusions. Anything to the contrary herein notwithstanding, the provisions of this Section 11 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

d.	Third Party Information. Executive acknowledges that Employer’s Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will hold all such confidential or proprietary information in the strictest confidence, provided that Executive is reasonably aware that the information is confidential, and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Executive’s duties hereunder consistent with Employer’s Group’s agreement with such third party. Executive shall not be in violation of her obligations under this paragraph 11(d) if such Third Party confidential or proprietary information is already generally known to the public through no wrongful act of Executive or any other party.

e.

Employer’s Property. Executive hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning business practices of the Employer’s Group, constitute Employer’s Group’s exclusive property, regardless of whether Executive possessed or claims to have possessed such information prior to the date hereof (“Employer Property”) if the same has been utilized by Employer’s Group for any

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business purpose. Executive agrees that upon termination of employment, Executive shall promptly return to Employer, and retain no copies of, all Employer Property including, but not limited to, Employer Property recorded or appearing in any notes, notebooks, memoranda, computer disks, Rolodexes and any other similar repositories of information (regardless of whether Executive possessed such information prior to the date hereof). Such repositories of information also include, but are not limited to, any files or other data compilations in any form, whether on Executive’s personal or home computer or otherwise, which in any manner contain any Employer Property. Notwithstanding anything to the contrary, nothing in this Section 11(e) is intended to prevent Executive from maintaining general, non-proprietary contact information pertaining to the gaming and hospitality industry that Executive has accumulated over her years in such industry, including her years as an Executive of Employer; provided, however, that Executive shall not use such information in any manner that does or may result in a violation of Executive’s obligations under Section 11 hereof.

12.	Representations. Executive hereby represents, warrants and agrees with Employer that:

a.	A portion of the compensation and consideration to be paid to Executive hereunder is in consideration for: (i) Employer’s agreement to employ Executive; (ii) agreement that the covenants contained in Sections 7 and 11 are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) agreement that Executive shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and, (v) the free and full assignability of such covenants and agreement upon a sale or other transaction of any kind relating to the ownership and/or control of the Project;

b.	The enforcement of any remedy under this Agreement will not prevent Executive from earning a livelihood, because Executive’s past work history and abilities are such that Executive can reasonably expect to find work irrespective of the covenants and agreements contained in Section 11 above;

c.	The covenants and agreements stated in Sections 7, 11 and this Section 12, are essential for Employer’s reasonable protection;

d.	Employer has reasonably relied on these covenants and agreements by Executive; and,

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e.	Executive has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Executive may have or agreed to have with any other person or entity.

Additionally, Executive agrees that in the event of Executive’s breach or threatened breach of any covenants and agreements set forth in Sections 7 and 11 above, Employer may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Executive waives any claim that Employer has an adequate remedy at law or for the posting of a bond.

13.	Termination for Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death or Disability (as defined below). In the event of Executive’s death or Disability, Executive (or Executive’s estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than (a) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (b) any bonus earned in a prior calendar year then unpaid to Executive (which shall be paid on the date such bonus is distributed to other executives in like positions), (c) business expense reimbursement pursuant to Section 6, (d) benefits provided pursuant to Section 5, subject to the terms and conditions applicable thereto, and (e) a pro rata bonus determined in accordance with Section 4, above, for the year of termination based on the amount Executive would have earned but for Executive’s termination, which shall be paid at the time such bonus would have been paid in the ordinary course. For purposes of this Section 13, Disability is defined as Executive’s incapacity, certified by a licensed physician selected by Employer (“Employer’s Physician”), which precludes Executive from performing the essential functions of Executive’s duties hereunder for any consecutive period of three (3) months or more. In the event Executive disagrees with the conclusions of Employer’s Physician, Executive (or Executive’s representative) shall designate a physician (“Executive’s Physician”), and Employer’s Physician and Executive’s Physician shall jointly select a third physician (“Third Physician”), who shall make the determination. Executive hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by Employer’s Physician or the Third Physician in connection with any determination to be made pursuant to this Section 13.

14.

Termination by Employer for Cause. Employer may immediately terminate Executive’s employment hereunder for “Cause” (as defined below) at any time. If Employer terminates Executive’s employment for Cause, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than unpaid Base Salary earned to the date of termination of employment (which shall be paid

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on Employer’s next scheduled payroll date) and unpaid business expense reimbursement pursuant to Section 6. For purposes of this Section 14, Cause is defined as: (a) any breach by Executive of any of her material obligations contained in this Agreement; (b) consistent neglect or failure to perform Executive’s duties and responsibilities consistent with Executive’s executive positions; (c) material violation of Employer’s code of ethics; (d) violation of Employer’s anti-harassment/discrimination/retaliation provisions; (e) conviction or plea of nolo contendere to a felony, or (f) circumstances set forth in Section 9 above.

15.	Termination by Employer without Cause; Termination by Executive for Good Reason. Employer may, at any time, immediately terminate Executive’s employment hereunder without Cause. Executive may, with 30 days’ prior written notice to Employer, terminate Executive’s employment hereunder for “Good Reason” (defined below). Such notice shall reasonably specify the grounds for Executive’s decision to terminate employment for Good Reason. If Employer terminates Executive’s employment hereunder other than for Cause, or if Executive terminates Executive’s employment hereunder for Good Reason, then Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than (a) Base Salary then in effect, earned but unpaid through the date of termination, plus Base Salary then in effect for a period of twelve (12) months immediately following the termination, paid in accordance with Employer’s scheduled payroll practices, (b) any discretionary bonus expressly awarded but not yet paid to Executive (which shall be paid to Executive at the same time Employer distributes like bonuses to similarly situated executives), (c) business expense reimbursement pursuant to Section 6, and (d) COBRA coverage, at no cost to Executive or her dependents, under Employer’s health insurance programs, for a period of twelve (12) months immediately following the termination, after which time the cost of continued health coverage shall be Executive’s sole and exclusive responsibility provided, however, that if Executive becomes eligible for health and insurance coverage from a new employer, then Employer’s obligations pursuant to this clause 15 shall immediately cease, (e) any entitlement executive would have received pursuant to the not yet instituted long term compensation program as prorated over the one year period and to which she would have been entitled but for the termination, it is understood that based upon the express terms of the yet to be instituted long term compensation program, these sums may have to be prorated or vested over a period of time consistent with the terms of the yet to be instituted program. The payments and benefits to be provided pursuant to this Section 15 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to Executive and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by Employer.

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16.	Good Reason Defined. For purposes of Section 15, Good Reason is defined as (a) material breach by Employer of any of its material obligations contained in this Agreement (b) a material reduction by Employer of Executive’s title; (c) the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s title and stature; or (d) Employer’s bankruptcy, (e) any material change to Paragraph #1 above to which Executive does not reasonably agree to in writing, (f) a material reduction or elimination of the “ExecuCare benefit as currently offered, except in connection with such a reduction or elimination as to all similarly situated executives. Notice of termination given to Employer by Executive for Good Reason shall specify the reason(s) for such termination and, if reasonably susceptible of cure, Employer shall have 30 days to cure such breach. If Employer fails to cure such reason for termination within 30 days of notice by Executive that Executive is exercising a Good Reason termination, termination for Good Reason shall then become effective.

17.	Termination by Executive other than for Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason upon 30 days’ prior written notice to Employer. If Executive terminates her employment other than for Good Reason, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination other than (a) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), and (b) business expense reimbursement pursuant to Section 6.

18.	Release; Full Satisfaction. Notwithstanding any provision in Sections 13 (in the case of “Disability”) and 15 hereof, no payments or benefits shall be provided pursuant to Sections 13 or 15, which are in addition to the payments or benefits that are required by law, unless and until Executive executes and delivers Employer’s standard form of general release of any and all claims relating to this Agreement and employment generally, and such release has become irrevocable in the event that the release of a claim requires a waiting period for irrevocability. A copy of Employer’s standardized release is attached hereto as Exhibit A.

19.	Termination After The Expiration of the Specified Term. If, and only if, Executive remains employed at-will by Employer after expiration of the Specified Term, and Executive is terminated for Cause as that term is defined in Section 14, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date) and unpaid business expense reimbursement pursuant to Section 6.

20.

Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the

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Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to Executive under the Agreement which are payable upon Executive’s termination of employment unless Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the twelve (12) months immediately following the termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

21.	Cooperation Following Termination. Following termination of Executive’s employment hereunder for any reason, Executive agrees to cooperate with Employer upon the request of Employer and to be reasonably available to Employer with respect to matters arising out of Executive’s services to Employer. Employer shall reimburse, or at Executive’s request, advance Executive for expenses reasonably incurred in connection with such matters.

22.	Interpretation; Each Party the Drafter. THIS AGREEMENT IS THE PRODUCT OF EXTENSIVE DISCUSSIONS AND NEGOTIATIONS BETWEEN THE PARTIES. EACH OF THE PARTIES WAS REPRESENTED BY OR HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WHO EITHER PARTICIPATED IN THE FORMULATION AND DOCUMENTATION OF, OR WAS AFFORDED THE OPPORTUNITY TO REVIEW AND PROVIDE COMMENTS ON, THIS AGREEMENT. ACCORDINGLY, THIS AGREEMENT AND THE PROVISIONS CONTAINED IN IT SHALL NOT BE CONSTRUED OR INTERPRETED FOR OR AGAINST ANY PARTY TO THIS AGREEMENT BECAUSE THAT PARTY DRAFTED OR CAUSED THAT PARTY’S LEGAL REPRESENTATIVE TO DRAFT ANY OF ITS PROVISIONS.

23.	Indemnification. Employer shall indemnify Executive to the fullest extent permitted by Nevada law

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24.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

25.	Survival. Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 11, 12, 20, 21, 22, 23, 24, and 26 through 37 of this Agreement, and any other Section which, by its intent, should survive, shall survive the termination of this Agreement.

26.	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:

Daniel Espino

Vice President of People

The Cosmopolitan of Las Vegas

3708 Las Vegas Blvd. South

Las Vegas, Nevada 89109

With a copy to:

Anthony J. Pearl

General Counsel

The Cosmopolitan of Las Vegas

3708 Las Vegas Blvd. South

Las Vegas, Nevada 89109

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To Executive:

Lisa Marchese

4575 Dean Martin Dr.

Apartment 602

Las Vegas, Nevada 89109

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

27.	Tax Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

28.	Attorneys Fees. In the event suit is brought to enforce, or to recover damages suffered as a result of breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs of suit.

29.	Limitation of Damages. In no event shall either party be liable to the other, except with respect to third party claims, for any consequential, incidental, indirect, punitive, exemplary or special damages.

30.	No Waiver of Breach or Remedies. No waiver by Executive or Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

31.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of Employer (other than Executive), and Executive, nor consent to any departure by Executive or Employer from any of the terms of this Agreement shall be effective unless the same is signed by an authorized representative of the affected party. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

32.

Governing Law. The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles. Further, venue for any dispute resolution process that occurs pertaining to this Agreement or the subject matter of this Agreement shall lie

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exclusively in the federal or state courts of Nevada, located in Las Vegas, Nevada, in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and any such action, suit or proceeding shall be brought only in such court.

33.	Waiver of Jury Trial. EXECUTIVE AND EMPLOYER RECOGNIZE THAT A TRIAL BY JURY IS MORE COSTLY AND TIME CONSUMING THAN A NON-JURY TRIAL, AND THAT DUE TO COURT CALENDAR DELAYS, IT OFTEN TAKES LONGER FOR A CASE TO PROCEED TO A TRIAL BY JURY. IN ORDER TO AVOID SUCH DELAYS, AND TO OBTAIN A PROMPT RESOLUTION OF DISPUTES WHILE AVOIDING UNNECESSARY EXPENSE, THE PARTIES MUTUALLY ACKNOWLEDGE, INENTIONALLY AND KNOWINGLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY AND ALL ACTIONS, CLAIMS, PROCEEDINGS, COUNTERCLAIMS, OR THIRD-PARTY CLAIMS BROUGHT BY THEM ARISING OUT OR IN ANY WAY CONNECTED TO EXECUTIVE’S EMPLOYMENT WITH EMPLOYER, THE TERMINATION THEREOF OR THIS AGREEMENT.

34.	Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

35.	Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive without the prior written consent of Employer in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. Executive expressly understands and agrees this Agreement shall be binding on and inure to the benefit of Employer and its successors and assigns, including successors by merger and operation of law and that Employer may fully and freely assign this entire Agreement, including but not limited to those provisions appearing in Sections 7 and 11 herein, or any part of its rights and obligations under this Agreement at any time without Executive’s consent and following such assignment all references to Employer shall be deemed to refer to such assignee and Employer shall thereafter have no obligation under this Agreement.

36.	Entire Agreement. This Agreement supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Executive’s employment with Employer, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Employer and Executive. To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

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37.	Use of Executive’s Name, Voice and Likeness. Executive hereby irrevocably grants Employer the unrestricted right, but not the obligation, to use Executive’s name, voice or likeness for any publicity or advertising purpose in any medium now known or hereafter existing.

Signatures on following page

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IN WITNESS WHEREOF, Employer and Executive have entered into this Agreement in Las Vegas, Nevada as of the Effective Date.

EXECUTIVE:

LISA MARCHESE

NEVADA PROPERTY 1 LLC:

By:
Name:
Title:

NEVADA PROPERTY 1 LLC:

By:
Name:
Title:

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EXHIBIT A

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made and entered into on             , 20[    ] (“Effective Date”), by and between NEVADA PROPERTY 1 LLC, its successors and assigns, related and affiliated entities, its agents, representatives, employees, officers, directors and owners (“EMPLOYER”), and [                    ] (“EMPLOYEE”) (collectively, the “parties”).

[WHEREAS, EMPLOYER and EMPLOYEE are parties to that certain [INSERT INFORMATION REGARDING EMPLOYMENT CONTRACT, IF ANY];]

WHEREAS, EMPLOYER and EMPLOYEE have agreed the EMPLOYEE’S employment with EMPLOYER has terminated effective [            ], 20[    ] (“Termination Date”); and

WHEREAS, EMPLOYER desires to provide certain consideration to the EMPLOYEE in exchange for the promises and agreements contained in this Agreement, including EMPLOYEE’S agreement to release any and all claims against EMPLOYER;

NOW THEREFORE, in consideration of the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1. CONSIDERATION. Provided EMPLOYEE continues to comply with EMPLOYEE’S obligations under the Agreement, and does not revoke the Agreement as provided for in Section 4, EMPLOYER shall pay the EMPLOYEE severance in the form of (“Severance Payment”):

[Insert Specific Consideration]

EMPLOYEE expressly acknowledges and agrees that EMPLOYEE would not otherwise be entitled to the consideration set forth in this Agreement were it not for the covenants, promises, and releases herein, and that the severance and other consideration provided by the EMPLOYER constitute good and valuable consideration for the release by EMPLOYEE in Section 3. EMPLOYEE expressly acknowledges that EMPLOYER is providing good and valuable consideration to support this Agreement above and beyond any amounts that may have been disputed.

2. NO AMOUNTS OWING, NO ADMISSION OF LIABILITY. EMPLOYEE acknowledges that EMPLOYEE has received all wages, compensation and benefits due EMPLOYEE from EMPLOYER. EMPLOYEE understands and agrees that, except as specifically set out in this Agreement, no wages, commissions, bonuses, benefits, or other compensation is or will become due to EMPLOYEE. Further, EMPLOYEE and EMPLOYER hereby represent and warrant that this Agreement is not in any respect an admission or statement of liability or wrongdoing by EMPLOYEE or EMPLOYER.

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3. WAIVER OF ALL CLAIMS. In consideration of the promises made in this Agreement, EMPLOYEE, for him/herself, heirs, executors, administrators, and assigns, fully and forever releases, acquits, and covenants not to initiate, sue or file any charges, claims or causes of action against EMPLOYER, any of its past, present, and future affiliates, partners, stockholders, successors, assigns, officers, directors, owners, managers, joint venturers, attorneys, agents, representatives, employees, former employees, and any other person, firm or corporation with whom any of them are now or may hereafter be affiliated, and each of them, from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys’ fees, liabilities, and indemnities of any nature whatsoever, including, but not limited to, any claims or any kind arising out of or in any manner relating to EMPLOYEE’S employment with EMPLOYER and/or EMPLOYEE’S termination from employer with EMPLOYER, whether based in contract, tort, or any other legal or equitable theory of recovery whatsoever, including, but not limited to, claims under the Civil Rights Act of 1866, 1871, 1964, and 1991 (as amended), the Americans with Disabilities Act (as amended), the Family and Medical Leave Act, the Rehabilitation Act of 1974, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Equal Pay Act, the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Nevada Equal Opportunities for Employment Law, Nevada Equal Pay Law, Nevada School Visitation Law, Nevada Wage Payment and Work Hour Law, the Nevada Occupational Safety & Health Act and any other federal, state or local law intended to provide for or protect employee rights or benefits, whether known or unknown, mature or to mature in the future, EMPLOYEE had, now has, or claims to have against EMPLOYER.

4. FULL AND KNOWING WAIVER OF ADEA CLAIMS. In addition to the waivers and releases set forth in Paragraph 3, Employee expressly waives any and all rights under the Age Discrimination in Employment Act, 29 U.S.C. § 626. Employee is advised to consult with an attorney before executing this Agreement.

By signing this Agreement, EMPLOYEE certifies that:

4.1. EMPLOYEE has carefully read and fully understands this Agreement;

4.2. EMPLOYEE was advised by EMPLOYER in writing, via this Agreement, to consult with an attorney before signing this Agreement;

4.3. EMPLOYER hereby allows EMPLOYEE a period of twenty-one (21) calendar days, running from the receipt of this Agreement, to consider this Agreement before signing it;

4.4. EMPLOYEE may revoke EMPLOYEE’S release of any claims based on the Age Discrimination in Employment Act in this Agreement within seven (7)

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calendar days after the date EMPLOYEE signs this Agreement (the “Revocation Period”). EMPLOYEE agrees that if EMPLOYEE wishes to revoke this Agreement, EMPLOYEE must notify EMPLOYER in writing by sending a revocation notice to Nevada Property 1 LLC, c/o People Resources Department, 3708 Las Vegas Boulevard South, Las Vegas, Nevada 89109, which writing must be delivered on or before the expiration of the Revocation Period. In the event this Agreement is signed prior to the expiration of the twenty-one (21) calendar day review period contained herein, EMPLOYEE acknowledges that EMPLOYEE voluntarily and knowingly agrees to waive EMPLOYEE’S entitlement to take twenty-one (21) days to consider this Agreement;

4.5 This Agreement does not prevent EMPLOYEE from raising an age discrimination claim arising from facts and events occurring after the Effective Date of this Agreement; and

4.6. EMPLOYEE agrees to the terms knowingly, voluntarily and without intimidation, coercion or pressure.

5. RETURN OF EMPLOYER PROPERTY. EMPLOYEE hereby represents and warrants that on or before the Effective Date of this Agreement, EMPLOYEE shall return to the EMPLOYER all EMPLOYER property and documents in EMPLOYEE’S possession, including, but not limited to, EMPLOYER files, notes, records, computer equipment, hand-held electronic communication devices (i.e., cell phone, blackberry, PDA), any and all electronic media, tangible property, credit cards, entry cards, pagers, identification badges, and keys, and any other EMPLOYER property in EMPLOYEE’s possession as of the Termination Date.

6. CONFIDENTIALITY. EMPLOYEE agrees to keep the circumstances that gave rise to the termination of employment and the terms of this Agreement confidential. Therefore, EMPLOYEE, EMPLOYEE’S family, agents, servants, representatives, attorneys, successors, and assigns agree, covenant, and warrant that none of them shall directly or indirectly by any means or manner whatsoever disclose, urge, encourage, cooperate in, cause or permit the disclosure of the circumstances that gave rise to EMPLOYEE’S termination and the terms of this Agreement to any person or entity, including but not limited to, any present or former or future employee of EMPLOYER. In response to any inquiry regarding EMPLOYEE’S separation of employment, or the contents or substance of this Agreement, EMPLOYEE shall state only that EMPLOYEE is no longer working for the EMPLOYER. The parties acknowledge that EMPLOYEE may be required to disclose the amounts and terms of this Agreement to EMPLOYEE’S respective legal, financial, and tax advisors, and the disclosure to those specified persons is not prohibited by the Agreement.

EMPLOYEE further expressly understands and agrees that EMPLOYEE continues to be bound to all confidentiality, non-solicitation and non-competition provisions applicable to EMPLOYEE pursuant to paragraph 11 of that certain Employment Agreement entered into by and between EMPLOYEE and EMPLOYER and that, notwithstanding the termination of employment, any threat of a breach of the same by EMPLOYEE may result in EMPLOYEE being subject to a court order including, but not limited to specific performance and a temporary or permanent injunction as well as an order to pay EMPLOYER’S attorney’s fees and costs.

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Notwithstanding the foregoing, the Agreement may be introduced as evidence in any proceeding only for the purposes of enforcing its terms and/or to evidence the parties’ intent in executing it. The Agreement shall not be admissible as evidence in any proceeding for any other purpose.

7. NON-DISPARAGEMENT. EMPLOYEE acknowledges that EMPLOYER and its affiliates have a reputation for designing, developing, constructing and offering high-quality destination resort accommodations and services to the public, and are subject to regulation and licensing, and therefore desire to maintain their reputation and receive positive publicity. EMPLOYEE therefore agrees to conduct him/herself in a manner that is not adverse, detrimental or contrary to the best interests of EMPLOYER and its affiliates, and specifically EMPLOYEE will not directly or indirectly make or publish any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of EMPLOYER, its affiliates, or any of their respective past or present owners, directors or employees. Consistent with the amicable termination of EMPLOYEE’S employment with EMPLOYER as set forth in this Agreement, EMPLOYER and its affiliates, as well as their respective directors and employees, shall not make or publish, directly or indirectly, any oral, written or recorded statement or comment that is negative, disparaging, defamatory or critical of EMPLOYEE or EMPLOYEE’s professional performance during EMPLOYEE’S employ with EMPLOYER.

8. NEVADA LAW. The Agreement has been executed in Nevada, and Nevada law shall be used to interpret the Agreement. Any legal action involving the Agreement shall be initiated solely in Las Vegas, Nevada, USA.

9. PARTIAL INVALIDITY & ENFORCEMENT. If any term or provision of the Agreement shall be declared invalid or unenforceable, the remainder of the Agreement or the application of such term or provision other than those which are held invalid or unenforceable shall not be affected thereby. The waiver or a breach of any of the terms or any default shall not be deemed a waiver of any subsequent breach or default whether of the same or similar nature, and shall not in any way effect the terms of the Agreement.

10. ENTIRE AGREEMENT. The Agreement embodies the entire agreement of the parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied between the parties. The parties acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in the Agreement; that they have not executed the Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances not expressly set forth in the Agreement, and that no representation, inducement, promise, agreement or warranty not contained in the Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of the Agreement, shall be valid or binding, unless executed in writing by all of the parties to the Agreement.

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11. FULL AND KNOWING WAIVER. By signing the Agreement, EMPLOYEE certifies that EMPLOYEE has carefully read and fully understands the Agreement and that EMPLOYEE agrees to the terms knowingly, voluntarily and without intimidation, duress, coercion or pressure.

12. AMENDMENTS. No addition, modification, amendment or waiver of any part of the Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

13. SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by EMPLOYEE without prior written consent of the President of the EMPLOYER.

14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed original but all of which together shall constitute one and the same instrument.

15. WAIVER. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

16. ATTORNEYS’ FEES. If EMPLOYER has to initiate any litigation or other proceeding in order to enforce this Agreement or the duties of EMPLOYEE in relation thereto, then EMPLOYER shall be awarded, in addition to any other relief to which it is entitled, its reasonable attorneys’ fees and costs.

17. HEADINGS. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. NEUTRAL CONSTRUCTION. Each party to this Agreement had the opportunity to retain counsel and to review and participate in the drafting of this Agreement and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting parties will not be employed or used in any interpretation or enforcement of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

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“EMPLOYEE”		“EMPLOYER”

NEVADA PROPERTY 1 LLC, a Delaware limited liability company

By:		By:
	[ ]	Name:
Title:

By:
Name:
Title:

Date:		Date:

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